[DESCRIPTION]  EX 2.4

  Agreement and Plan of Merger--Softkat




                           AGREEMENT AND PLAN OF MERGER



                                       AMONG



                                ESYNCH CORPORATION,


                      IN-US SOFTKAT ACQUISITION CORPORATION,

                                     AND

                                SOFTKAT, INC.



                           DATED AS OF NOVEMBER 17, 1998

                        AGREEMENT AND PLAN
                             OF MERGER

             THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), is made as of this 17th day of November, 1998, by and among ESYNCH CORPORATION, a Delaware corporation ("ESYNCH"), IN-US SOFTKAT ACQUISITION CORPORATION, a Delaware corporation ("Acquisition Sub"); SOFTKAT, INC., a California corporation ("Softkat"); and the present or former stakeholders of Softkat identified as such on the signature pages hereto ("Softkat Holders").

             WHEREAS, the parties desire to adopt a plan of reorganization intended to effect a tax-free Merger under SectionSection 361(a) and 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to which Softkat will merge with Acquisition Sub, with Softkat being the surviving corporation, and all of the capital stock of Softkat will be cancelled in exchange for voting stock of ESYNCH (the "Merger");

             WHEREAS, the Boards of Directors of ESYNCH, Acquisition Sub and Softkat, and the shareholder(s) of Acquisition Sub and Softkat each (i) has determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined hereinafter) are fair to it and in its best interests, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, all on the terms and subject to the conditions set forth in this Agreement.

             NOW, THEREFORE, for good and valuable considerations, receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1.   CERTAIN DEFINITIONS.

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, in each case (a) net of any insurance recoveries (except to the extent such recoveries increase the cost of insurance, through retrospective adjustments or otherwise), and (b) net of any tax benefit, after taking into account any tax detriment, of any indemnity.

"CGCL" means the California General Corporation Law.

"Dissenting Shares" shall have the meaning given in Section 1300 et seq. of the CGCL.

"Effective Time" means the time the Merger becomes effective in accordance with the CGCL.

"EXCHANGE RATIO" MEANS THE NUMBER THAT IS FOUND BY EXECUTING THE
FOLLOWING CALCULATION:  (I) 720,000 ESYNCH NEW COMMON SHARES;
DIVIDED BY (II) THE NUMBER OF FULLY-DILUTED SOFTKAT SHARES.

"Excluded Shares" shall mean any Softkat Shares held of record as of the Effective Time by ESYNCH or any subsidiary of ESYNCH.

"Fully-Diluted Softkat Shares" means the sum of (a) the number of Softkat Common Shares issued and outstanding, plus (b) the number of Softkat Common Shares that are subject to issuance upon exercise or conversion of outstanding preferred stock, stock warrants, stock options, conversion rights and other similar rights, whether or not such warrants, options and rights are currently exercisable or convertible or are subject to any contingency, in each case determined as of the Closing Date.

"ESYNCH Old Common Shares" means shares of Common Stock, par value $.001 per share, of ESYNCH as authorized and classified prior to the Reclassification.

"ESYNCH Contingent Common Shares" means ESYNCH New Common Shares as authorized as of immediately after the effectiveness of the Reclassification and issuable pursuant to Section 2(b)(iii) of this Agreement, subject to proportional adjustments in the event of the reclassification or merger or the like in which the ESYNCH New Common Shares are exchanged for or converted into a different kind or amount of securities or property after the Reclassification.

"ESYNCH New Common Shares" means the shares of common stock, par value $.001 per share, as have been authorized and reclassified as of immediately after the effectiveness of the Reclassification.

"ESYNCH Series I Preferred Shares" means shares of Series I Convertible Preferred Stock, par value $0.001 per share, of ESYNCH, on substantially the terms and conditions of the Certificate of Designation of Series I Preferred Stock, which is attached hereto as Exhibit A, subject to proportional adjustments in the event of the reclassification or merger or the like after the Reclassification in which the ESYNCH Series I Preferred Shares or ESYNCH New Common Shares are exchanged for or converted into a different kind or amount of securities or property.

"ESYNCH Shares" means collectively ESYNCH Series I Preferred Shares, the ESYNCH New Common Shares, and the ESYNCH Contingent Common Shares, and any securities or other property into which the foregoing may be converted, exchanged or reclassified, in one or more transactions (adjusted in number, kind and price in accordance with their respective rights or designations as provided in the ESYNCH certificate of incorporation and designations, as amended).

"Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, compilations, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), source code, algorithms, and object code, and (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

"Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Reclassification" means the one-for-ten reverse stock split of the ESYNCH Old Common Shares which was effective as of November 9, 1998 in which each 10 ESYNCH Old Common Shares were exchanged for 1 ESYNCH New Common Share, subject to payment in lieu of fractional shares, as further described in the Restated Certificate of Incorporation of ESYNCH attached hereto as Exhibit B, and pursuant to which all then outstanding ESYNCH Series H Preferred Shares, par value $.001 (the "ESYNCH Series H Preferred Shares"), were automatically converted into 56 1/4 ESYNCH New Common Shares, and the ESYNCH Series H Preferred Shares are no longer issued and outstanding.

"Softkat Holder" means a holder of Softkat Shares, Softkat Warrants or Softkat Subordinated Notes, or such holder's representative, as identified on the signature pages hereto.

"Softkat Subordinated Notes" means the $800,000 in original principal amount of subordinated indebtedness of Softkat represented by promissory notes.

"Softkat Warrants" means the warrants to purchase originally an aggregate of 1,031,625 Softkat Common Shares at a price of $2.00 per share.

"Softkat Common Shares" means the issued and outstanding shares of Common Stock, without par value, of Softkat determined as of the Closing Date.

"Softkat Shares" means (a) Softkat Common Shares that are issued and outstanding, plus (b) Softkat Common Shares that are subject to issuance upon exercise or conversion of outstanding convertible notes, preferred stock, stock warrants, stock options, conversion rights and other similar rights, whether or not such warrants, options and rights are currently exercisable or convertible or are subject to any contingency, specifically including Softkat Warrants, in each case determined as of the Closing Date.

"Surviving Corporation" shall have the meaning given in Section 2(a) of this Agreement.

"Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Trading Price" shall mean (A) the closing sale price of the ESYNCH New Common Shares as reported by the principal trading market of the ESYNCH New Common Shares if they are traded on a national securities exchange or quoted on a national quotation system of a national association of securities dealers (such as the Nasdaq National Market or Nasdaq SmallCap Market) on the day concerned, and if no sales occur on such day, then the closing sale price on the first prior trading day on which at least one sale occurs on such principal market, or (B) if the ESYNCH New Common Shares are not traded on a national securities exchange or quoted on such a national quotation system, then the closing bid price of the ESYNCH New Common Shares, if a closing bid price is reported on such day on the over-the-counter bulletin board, and if not, then the reported closing bid price on the first prior trading day on which such a closing bid price is reported for the ESYNCH New Common Shares or
(C) if the prices for ESYNCH New Common Shares have not been reported on any national securities exchange, automated quotation systems of a national association of securities dealers or the over-the-counter bulletin board for the immediately preceding ten
(10) trading days, then the opening bid price for the ESYNCH New Common Shares on the next trading day on which so reported.

SECTION 2.   The Merger; Other Exchanges of Securities.

(a) The Merger. Softkat and Acquisition Sub shall be the constituent corporations in the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Merger shall be implemented by means of a merger (hereinafter sometimes referred to as the "Merger") of Acquisition Sub with and into Softkat in accordance with Section 1100 et seq. of the CGCL, to be effected by the filing of the Merger Agreement, substantially in the form attached hereto as Exhibit C, with the California Secretary of State and the various certificates required by such law. In accordance with such statutes, at the Effective Time, the Acquisition Sub shall be merged with and into Softkat, the separate corporate existence of Acquisition Sub shall cease, and Softkat shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of California. From and after the Effective Time and thereafter until amended as provided by law, the Articles of Incorporation of Softkat as in effect immediately prior to the effective time shall become the Articles of Incorporation of the Surviving Corporation. From and after the Effective Time and thereafter until amended as provided by law, the Bylaws of Softkat as in effect immediately prior to the effective time shall become the Bylaws of the Surviving Corporation, except that the Bylaws of the Surviving Corporation shall be amended such that the number of directors shall be one, which number may be changed from time to time, by a resolution duly adopted by the shareholders or a majority of the directors then in office. The directors and officers of the Surviving Corporation shall be as set forth in Exhibit C, and each such director or officer shall serve until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Articles of Incorporation and Bylaws.

(b)          Treatment of Softkat Shares and Acquisition Sub Stock.

              (i) Conversion of Softkat Common Shares and Acquisition Sub Stock. At the Effective Time, each of the Softkat Common Shares issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares, if any) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of ESYNCH New Common Shares equal to the product of multiplying the number of Softkat Common Shares by the Exchange Ratio (the "Merger Consideration"). All Softkat Common Shares shall, as of the Effective Time, no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Merger Consideration into which the shares of Softkat Common Shares represented by such certificate have been converted. As of the Effective Time, all Excluded Shares, if any, shall cease to exist and the certificates for such shares shall, as promptly as practicable thereafter, be cancelled and no payments shall be made in consideration therefor. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration provided for in
Section 2(b)(i) hereof, but, instead, the holders thereof shall be entitled to payment for such Dissenting Shares in accordance with the provisions of Chapter 13 of the CGCL, a copy of which is attached hereto as Exhibit D, unless and until a holder of Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to appraisal and payment, as the case may be. Softkat shall (a) comply with the provisions of Sections 1300 et seq. of the CGCL applicable to it in a prompt and expeditious manner, (b) give ESYNCH prompt written notice of (i) the identities of all Softkat shareholders who have perfected rights to dissent pursuant to the CGCL and (ii) the receipt of any notice from any Softkat shareholder demanding the purchase of his, her or its Softkat Common Shares, (c) not settle or offer to settle any such demands without the prior written consent of ESYNCH, and (d) not, without the prior written consent of ESYNCH, waive any vote in favor of the Merger or failure of any Softkat shareholder timely to take any other action required under CGCL. At the Effective Time, the shares of common stock of Acquisition Sub then issued and outstanding shall be converted into a like number of shares of common stock of the Surviving Corporation, which thereafter shall constitute all of the issued and outstanding shares of common stock of the Surviving Corporation.

              (ii) Exchange of Certificates. After the Effective Time, each holder of a certificate or certificates theretofore representing issued and outstanding Softkat Common Shares (other than the Dissenting Shares and Excluded Shares) shall, upon the surrender of such certificates to ESYNCH, or an exchange agent designated by ESYNCH, be entitled to receive, in exchange for each of the shares represented by such certificate or certificates so surrendered, an amount in ESYNCH New Common Shares equal to the Merger Consideration, less any required withholding of Taxes (as hereinafter defined). The holder of a certificate that prior to the Merger represented issued and outstanding Softkat Common Shares shall have no rights, after the Effective Time, with respect to such shares except to surrender the certificate in exchange for the Merger Consideration, without interest thereon or, if applicable, to perfect such rights as a holder of Dissenting Shares as such holder may have pursuant to the applicable provisions of Chapter 13 of the CGCL. Within five (5) business days after the Effective Time, the Surviving Corporation will send to each holder of Softkat Common Shares at the Effective Time a letter of transmittal for use in such exchange. In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, ESYNCH will deliver, or cause to be delivered, in exchange for such lost, stolen or destroyed certificate, certificates representing the Merger Consideration payable in respect thereof.

              (iii) ESYNCH Contingent Common Shares. Within five (5) business days following the first anniversary of the Closing Date ("Anniversary Date"), ESYNCH shall issue and cause to be delivered to the holders of Softkat Common Shares (other than Dissenting Shares or Excluded Shares) as of immediately prior to the Effective Time ("Recipients") additional ESYNCH New Common Shares ("ESYNCH Contingent Common Shares") if and only if the Trading Price of the ESYNCH New Common Shares shall not have equaled or exceeded $3.00 on any one or more of the trading days during the 30-day period ending on the Anniversary Date. Subject to the terms and conditions in the foregoing sentence, ESYNCH shall issue ESYNCH New Common Shares, represented by certificates registered in the name of the Recipients, pro rata, in the aggregate amount equal to the lesser of (A) 720,000 ESYNCH Contingent Common Shares, and (B) a number equal to 720,000 multiplied by the difference between (a) $3.00 (subject to proportionate adjustment in the event of any split, reverse split, or stock dividend of the ESYNCH New Common Shares), and (b) the average Trading Price of the ESYNCH New Common Shares over the 10 trading days ending on the first trading day prior to the Anniversary Date. The aggregate amount determined as set forth above, if any, shall be allocated among the Recipients pro rata according to the number of Softkat Common Shares registered in the name of each of them as of immediately prior to the Effective Time. In the event that Softkat has willfully and fraudulently concealed any material adverse information regarding the historical business operations or historical financial condition of Softkat from ESYNCH, and such information has a direct material adverse effect on the Trading Price, ESYNCH shall be entitled to reduce the number of ESYNCH Contingent Common Shares by a number equal to the actual out-of-pocket damages suffered by ESYNCH directly resulting from such concealed information, divided by the average Trading Price of the ESYNCH New Common Shares over the 10 trading days ending on the first trading day prior to the Anniversary Date.

              (iv) Certain Taxes. If any certificates representing Merger Consideration are to be registered in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of such delivery of Merger Consideration that the certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to ESYNCH, in advance, any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered, or required for any other reason, or shall establish to the satisfaction of ESYNCH that such Tax has been paid or is not payable.

              (v) Closing of Transfer Books. At the Effective Time, the transfer books for Softkat Common Shares shall be closed, and no transfer of Softkat Common Shares shall thereafter be made on such books. If, after the Effective Time, certificates representing any such shares are presented for transfer to ESYNCH, they shall be cancelled and exchanged for the Merger Consideration as provided in this Section 2.

(c) Treatment of Softkat Warrants. Softkat shall take all actions necessary to provide that, as to those holders of Softkat Warrants who so agree, at the Effective Time, each Softkat Warrant shall be exercised and cancelled. The aggregate exercise price paid in cash by holders of the Softkat Warrants, as amended, to Softkat shall equal $193,000 or more. Further, such holders of Softkat Warrants shall agree (A) not to trade in the ESYNCH Shares with the purpose or effect of manipulating the Trading Price of the ESYNCH New Common Shares through the Anniversary Date, (B) to confirm the amounts of Softkat securities owned by it, and (C) to approve the Merger and this Agreement as holder of all of the Softkat Common Shares owned by it or its affiliates immediately prior to the Effective Time. Prior to the Effective Time, Softkat shall use reasonable efforts to (i) obtain any consents from holders of Softkat Warrants and (ii) make any amendments to the terms of such Softkat Warrants that are necessary to give effect to the transactions contemplated by this Section. To the extent that holders of Softkat Warrants do not exercise the Softkat Warrants, Softkat shall grant new warrants on the terms anticipated in the amended warrants, all of which shall also be included in the calculation of Fully-Diluted Softkat Shares, and shall be otherwise treated as Softkat Warrants and exercised as described above.

(d) Treatment of Softkat Subordinated Notes. Prior to the Effective Time, Softkat shall deposit with a bank, trust, escrow company or exchange agent (the "Paying Agent"), for the benefit of the holders of Softkat Subordinated Notes, cash in the aggregate amount equal to $204,374.50 or more. $185,000 thereof is to comprise a principal payment to the holders of Softkat Subordinated Notes, $8.00 is to cover cash in lieu of fractional ESYNCH Series I Preferred Shares, and $19,366.50 thereof is to cover attorneys' fees and costs incurred by Softkat in connection with the Merger and the other transactions contemplated in this Agreement. Barack Ferrazzano Kirschbaum Perlman & Nagelberg shall release Softkat from any additional amounts of fees and costs then remaining due or accrued thereafter in excess of $8,000. Certain founders of Softkat shall deposit with the Paying Agent promptly following the Closing 1,260,000 Softkat Common Shares, and Softkat will deposit with the Paying Agent promptly following the Closing an additional number of Softkat Common Shares based on $0.035 per Softkat Common Share to equal the deficiency between (a) the aggregate of the $185,000 cash payment described above plus the $600,000 payment made in the form of 600,000 ESYNCH Series I Preferred Shares plus 1,060,000 Softkat Common Shares deposited by the founders and (b) the amount due under the Softkat Subordinated Notes. Other than the aggregate of $600,000 principal amount thereof to be exchanged for ESYNCH Series I Preferred Shares as described below, the amount due the holders of Softkat Subordinated Notes is equal to $200,000, representing unpaid principal, plus accrued and unpaid interest of $32,666.66 to October 31, 1998, plus $153.42 per day thereafter to the Closing Date. Softkat will therefore deposit Softkat Common Shares in an aggregate number equal to approximately 358,889 Softkat Common Shares as of November 13, 1998. ESYNCH shall deposit with the Paying Agent promptly following the Closing 600,000 ESYNCH Series I Preferred Shares, evidenced by certificates in appropriate denominations and registered in the names of the record holders of the Softkat Subordinated Notes, all for payment and delivery to the holders of Softkat Subordinated Notes on the Payment Date. The amounts in cash and shares required to be deposited with the Paying Agent are hereinafter called the "Funds." $19,000 of the cash Funds shall be disbursed as of the Closing Date to Barack Ferrazzano Kirschbaum Perlman & Nagelberg to pay Transaction Costs incurred by Softkat in connection with this Agreement and the Merger. The remaining Funds shall be disbursed to each respective former holder of a Softkat Subordinated Note as of or after the Closing Date on the first business day following the receipt by the Paying Agent, for the account of Softkat, of the Softkat Subordinated Note surrendered for cancellation (such date herein called the "Payment Date"). The $185,000 in cash; 600,000 shares of ESYNCH Series I Preferred Stock; and approximately 1,420,000 Softkat Common Shares shall be paid and allocated pro rata among those holders of Softkat Subordinated Notes, according to the respective original principal amounts thereof, who shall have agreed, on or prior to the Effective Time, to surrender such Softkat Subordinated Notes for cancellation in exchange for this right to receive Funds. Prior to the Effective Time, Softkat shall use reasonable efforts to (i) obtain any consents from holders of Softkat Subordinated Notes and (ii) make any amendments to the terms of such Softkat Subordinated Notes that are necessary to give effect to the transactions contemplated by this Section. Notwithstanding the foregoing, neither ESYNCH, the Surviving Corporation, nor any other person shall be liable to any holder of Softkat Subordinated Notes for the payment to a public official of any unclaimed portion of the Fund pursuant to applicable abandoned property laws. In the event any such Softkat Subordinated Note shall have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by ESYNCH or Softkat, the posting by such person of a bond in such amount as either of such parties may direct, whichever is greater, as indemnity against any claim that may be made against Softkat with respect to such promissory note, the Paying Agent shall deliver the pro rata portion thereof, payable the holder in respect to such lost, stolen or destroyed Softkat Subordinated Note. Further, each of the holders of Softkat Subordinated Notes shall agree (A) not to trade in the ESYNCH Shares with the purpose or effect of manipulating the Trading Price of the ESYNCH New Common Shares through the Anniversary Date,
(B) to confirm the amounts of Softkat securities owned by it, and
(C) to approve the Merger and this Agreement as holder of all of the Softkat Common Shares owned by it or its affiliates immediately prior to the Effective Time. The terms of the ESYNCH Series I Preferred Shares anticipate the Reclassification, and the conversion rights therein are expressed in terms of ESYNCH New Common Shares.

(e) Treatment of Softkat Options. All of the options, warrants and other rights to acquire Softkat Shares (other than the Softkat Warrants) shall be cancelled prior to the Merger without payment therefor pursuant to agreements between Softkat and the holders thereof in form and substance satisfactory to ESYNCH.

(f) Fractional Shares. No certificates or scrip representing fractional share interests in ESYNCH New Common Shares will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Company. A holder of Softkat Common Shares shall receive, in lieu of any fraction of a ESYNCH Common Share to which the holder would otherwise be entitled, a cash payment therefor, rounded to the nearest cent, on the basis of the average of the closing bid and asked quotations price of the ESYNCH New Common Shares as reported by the over-the-counter bulletin board on the Effective Date (or in the event the Company's New Common Shares are not so quoted on the Effective Date, such closing quotations on the next preceding day on which such stock was quoted). If more than one certificate representing Softkat Common Shares shall be surrendered at one time for the account of the same stockholder, the number of full ESYNCH New Common Shares which shall be issued shall be computed on the basis of the aggregate number of shares represented by the Softkat Common Share certificates so surrendered. In the event that the Company's Exchange Agent determines that a holder of Softkat Common Shares has not tendered all his certificates for exchange, the Exchange Agent may carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share.

SECTION 3.   Other Agreements.

(a) Promptly following the execution and delivery of this Agreement, the parties shall issue a joint press release in a form mutually to be agreed upon. The parties shall not, and shall instruct their representatives not to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, this Agreement or the Merger without the consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, in the event that any party determines, based upon the advice of counsel, that a press release, disclosure in a public filing, or other public disclosure of or reference to this Agreement, the Merger or the other party is required by law, the former party shall first use reasonable efforts to notify the latter party of the potential disclosure, and use reasonable efforts to afford the latter party a reasonable opportunity to review and comment on the proposed disclosure, provided that the consent of the latter party for such publication shall not be required in any such instance. In addition, ESYNCH shall file on a timely basis a Current Report on Form 8-K reporting this transaction as an acquisition, and make any additional filings and reports as may be required or advisable under applicable law.

(b) ESYNCH HAS EFFECTED THE RECLASSIFICATION, PURSUANT TO WHICH ALL OF THE SERIES H PREFERRED STOCK HAS AUTOMATICALLY
CONVERTED INTO ESYNCH NEW COMMON SHARES.  ESYNCH HAS FILED A
CERTIFICATE OF ELIMINATION OF THE SERIES H PREFERRED STOCK.

(c) Promptly following the date of execution of this Agreement, ESYNCH shall file Form D with the SEC regarding the Merger, and make all other necessary or advisable filings under California, New York and other applicable state securities laws, as necessary or advisable to obtain appropriate exemptions from registration or qualification under federal and applicable state securities laws. Except as expressly disclosed in writing by Softkat, ESYNCH shall understand that the Softkat shareholders are residents of California, Alabama, Connecticut, Delaware, Florida, Georgia, Illinois, Iowa, Kansas, Massachusetts, Montana, New Jersey, New York, Ohio, Oklahoma, Pennsylvania, South Carolina, Virginia or Washington. In order to perfect such exemptions as are available under Regulation D and the California Corporate Securities Law, and other applicable laws, Softkat shall require that prior to the Effective Time the holders of Softkat Common Shares, Softkat Warrants and Softkat Subordinated Notes consent and acknowledge in writing that the ESYNCH Shares being acquired by the Softkat Holder are being acquired for the person's personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof, that ESYNCH is issuing the ESYNCH Shares without registering such shares under the Securities Act of 1933 (the "Act") on the basis of certain exemptions from such registration requirement, and accordingly that the person acknowledges that the certificates evidencing the ESYNCH Shares shall bear a legend indicating such non-registration under the Act and the resulting restrictions on transfer, and the person may be required to hold the ESYNCH Shares indefinitely unless they are subsequently registered for resale under the Act or an exemption from such registration is available, and that the person has received a copy of the Filings (as defined below) and understands that all rights and obligations connected with this Agreement are set forth in this Agreement, acknowledges having had an opportunity to request and receive additional information from ESYNCH, its being experienced and sophisticated in financial and business matters sufficient to protect its interests in this transaction and to evaluate the merits and risks of the Merger and its being in such financial condition so as to be able to invest in illiquid securities for an indefinite period of time.

(d) On the Closing Date, Softkat shall cause to be delivered to ESYNCH and Acquisition Sub such resignations of directors and officers of Softkat and cause to take effect such amendments of its bylaws as may be necessary or appropriate to elect Thomas Hemingway and other designates of Acquisition Sub to constitute all of the members of Softkat's and Sonoma's Board of Directors and officers.

(e) Following the Closing, ESYNCH shall continue to file reports with the Securities and Exchange Commission as required in Rule 144(c)(1), or any successor rule, for a period of at least twenty-four (24) months immediately following the Closing, or such longer period as any Recipient shall be deemed an affiliate of ESYNCH on account of being an officer or director of ESYNCH or its receipt and holding of Merger Consideration or ESYNCH Contingent Common Shares, or such shorter time as any ESYNCH New Common Shares or ESYNCH Series I Preferred Shares are outstanding, and ESYNCH shall take all other actions as may reasonably be required of ESYNCH in order that Rule 144, or any successor rule, may be available to the shareholders of ESYNCH who satisfy the provisions of the rule applicable to the holder or its offer or sale of securities.

(f) Until five years from the Effective Time, unless otherwise required by applicable law, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to the elimination of liability of directors and the indemnification of (and advancement of expenses to) directors, officers, employees and agents that are set forth in the articles of incorporation and bylaws of Softkat, as in effect on the date hereof. The articles and bylaws of Softkat are attached as Exhibit E. The purpose of this provision is to assure that the Surviving Corporation does not deny indemnity claims under its articles of incorporation or bylaws that would be allowed as to actions or inactions that occurred prior to the Effective Time but for such subsequent amendment, and shall not be construed to cover any actions or inactions occurring after the Effective Time.

SECTION 4. Representations and Warranties of Softkat. As of the date hereof, and as of the Closing Date, Softkat hereby represents and warrants to ESYNCH, except as set forth on Softkat's Disclosure Schedule, as follows:

(a) Softkat is a corporation duly organized and existing and in good standing under the laws of the State of California and Softkat has all necessary corporate power and authority to own and conduct its business as currently conducted. Softkat is not required by the nature of its business or properties to be qualified to do business as a foreign corporation in any jurisdiction outside California. Softkat has no subsidiaries other than Sonoma MultiMedia, Inc., a California corporation ("Sonoma"), and owns no similar interest in any other entity. Softkat holds of record and beneficially all right, title and interest in all of the outstanding capital stock of Sonoma, free and clear of any lien, claim, encumbrance or adverse interest of any kind, and such stock is validly issued, fully-paid and non-assessable.

(b) Other than approval of the shareholders of Softkat required by applicable law and other than the agreements contemplated in Sections 2(c), 2(d) or 2(e), Softkat has obtained all necessary corporate authorizations and material approvals required for the execution, delivery and consummation of the transactions provided for in this Agreement. This Agreement, and when executed and delivered each of the other agreements contemplated by this Agreement, to which Softkat is to be a party, constitutes the valid and binding obligations of Softkat, enforceable against Softkat in accordance with its terms except as such enforcement may be limited by bankruptcy laws or other laws affecting creditors' rights generally.

(c) Softkat has authorized capital of 5,000,000 shares of Common Stock, without par value, of which a total of 3,403,468 shares of Common Stock are issued and outstanding, 1,031,625 shares are reserved for issuance under outstanding Softkat Warrants (prior to the amendments thereof contemplated in this Agreement which shall result in the cancellation thereof prior to the Effective Time), and no other shares are reserved for issuance under outstanding convertible notes or other securities or arrangements except other stock options listed in the Disclosure Schedule, all of which shall be cancelled prior to the Effective Time. There are no preemptive rights or similar rights as to Softkat's capital stock. All of the Softkat Common Shares that are outstanding are, and all of the Softkat Common Shares which shall have become outstanding prior to the Effective Time shall be when issued, validly issued, fully-paid and non-assessable and were or shall have been issued in compliance with all applicable federal and state securities laws. Sonoma has authorized capital of 1,000,000 shares of capital stock, without par value, of which a total of 1,000,000 shares are issued and outstanding, and all of which are registered in the name of Softkat, and are held by Softkat free and clear of any encumbrance, pledge, lien, claim or restriction (other than restrictions on resale under federal and state securities laws) and no other shares are outstanding or reserved for issuance under outstanding convertible notes or other securities or arrangements.

(d) The execution and delivery of this Agreement by Softkat, and the consummation of the transactions and obligations contemplated hereby, do not conflict with or result in a material breach of the terms, conditions or provisions of, or constitute a material default (or an event that would upon notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance of any kind on any of its assets pursuant to (i) its Articles of Incorporation, as amended, or bylaws, as amended, (ii) any material agreement, document or instrument to which Softkat or Sonoma is a party or by which Softkat or Sonoma is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Softkat or Sonoma.

(e) The audited and the unaudited financial statements of Softkat, on a consolidated basis with Sonoma, attached hereto as Exhibit F fairly present the consolidated financial condition of Softkat for the periods and at the dates stated therein, subject in the case of unaudited financial statements to normal audit adjustments and the absence of footnotes. No fact or condition is known to Softkat that materially adversely affects, or that is reasonably expected to materially adversely affect Softkat's or Sonoma's business or financial condition, taken as a whole.

(f) Neither Softkat nor Sonoma (i) is involved in any pending or, to its knowledge, threatened investigation, litigation or legal proceeding that may have a material adverse effect upon its financial condition, business or prospects, or (ii) is subject to any order, judgment or decree that would reasonably be likely to have such effect. All known, current or potential, or threatened claims that could reasonably be anticipated to result in a material claim against Softkat for indemnity are set forth in the Softkat Disclosure Schedule.

(g) At the Closing Date, all of the assets of Softkat and Sonoma shall be free and clear of any and all liens, liabilities, claims or encumbrances of any kind or nature whatsoever, except those in favor of Comerica Bank and the holders of the Softkat Subordinates Notes, or as otherwise expressly provided herein or as arises in favor of ESYNCH.

(h) Except as set forth in the Softkat Disclosure Schedule, to the best knowledge of Softkat, neither Softkat nor Sonoma has infringed or is now infringing, any patent, trade name, trademark, service mark, copyright, trade secret, technology, know-how or process belonging to any other person, firm or corporation, which infringement would have an material adverse effect on Softkat or Sonoma. Neither Softkat nor Sonoma has received any written notice or other written indication of any such claim of infringement.

(i) Softkat has not utilized the services of, and that it does not and will not have any liability to, any broker or finder in connection with this Agreement or the transactions contemplated hereby. Neither Softkat nor any holder of Softkat securities has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which ESYNCH, Acquisition Sub, Softkat or any of the other person could become liable or obligated or otherwise. The solicitations of holders of Softkat Common Shares, Softkat Warrants, Softkat Subordinated Notes, or other securities as contemplated by this Agreement do not and shall not involve any advertisement, general solicitation, or payment of commissions or other amounts, directly or indirectly, to persons soliciting consents, approvals, exchanges or proxies or any violations of registration or qualification requirements of applicable federal or state securities laws. The holders of Softkat securities include no unsophisticated investors and fewer than 35 non-accredited investors.

(j) The Softkat Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all material employee welfare plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any material current or former employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant (or former employee of or consultant) to Softkat, any trade or business (whether or not incorporated) which is a member of a controlled group including Softkat or which is under common control with Softkat (an "ERISA Affiliate") within the meaning of Section 414 of the Code, (all such plans, practices and programs are referred to as the "Softkat Benefit Plans"), excluding agreements with former employees under which Softkat has no remaining monetary obligations.
 Neither Softkat nor any ERISA Affiliate maintains, or has ever maintained, an Softkat Benefit Plan intended to qualify under
Section 401(a) of the Code or subject to Title IV of ERISA. There have been made available to ESYNCH copies of (i) each written Softkat Benefit Plan and (ii) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Softkat Benefit Plan required to make such a filing.
 No Softkat Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any person, and no Softkat Benefit Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA. There has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") with respect to any Softkat Benefit Plan, which could result in any material liability to Softkat. All Softkat Benefit Plans are in material compliance with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, IRS or Secretary of the Treasury), and, Softkat has performed all obligations required to be performed by it under, are not in any respect in default under or violation of, and Softkat has no knowledge of any default or violation by any other party to, any Softkat Benefit Plans; and (iv) all contributions required to be made to any Softkat Benefit Plan pursuant to the terms of such Softkat Benefit Plan have been made on or before their due dates. The Softkat Disclosure Schedule also sets forth a true and complete list of (i) all employment agreements with officers or key management personnel of Softkat; (ii) all agreements with consultants obligating Softkat to make annual cash payments in an amount exceeding $10,000; (iii) all employees of, or consultants to, Softkat who have executed a confidentiality or non-competition agreement with Softkat; (iv) all severance agreements, programs and policies of Softkat with or relating to its employees, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of Softkat with or relating to its employees which contain change in control provisions. Except as set forth in the Softkat Disclosure Schedule,
(i) there are no controversies, including any unfair labor practice complaint, pending or, to the knowledge of Softkat, threatened, between Softkat and any of its employees, nor to the knowledge of Softkat, is there any factual basis for any such controversy; and
(ii) Softkat is in compliance with all applicable laws, regulations and orders respecting employment and employment practices, terms and conditions of employment and wages and hours and Softkat is not engaged in any unfair labor practice.

(k) The Softkat Disclosure Schedule includes a list of all agreements to which Softkat or Sonoma is a party or by which Softkat or Sonoma is bound (i) under which the consequences of a default, nonrenewal or termination could have a material adverse effect on Softkat or Sonoma; or (ii) pursuant to which payments might be required or acceleration of benefits may be required upon a "change of ownership" of Softkat. Such list shall include any agreements or notes or other instruments under which Softkat or Sonoma borrows money or finances the purchase of any goods or services, that grants any security interest or other lien or encumbrance on any assets of Softkat or Sonoma, restricts the scope or nature of or places geographic restrictions on the business of Softkat or Sonoma, that governs the provision of services by Softkat or Sonoma its clients, provides for the sale or issuance of any shares of Softkat or Sonoma stock or any convertible securities or for the sale of any assets of Softkat or Sonoma, other than sales of inventory in the ordinary course of business consistent with past practice (collectively, the "Material Contracts"). Except as set forth in the Softkat Disclosure Schedule, all of the Material Contracts are valid and binding obligations of Softkat and Sonoma, as the case may be, and, to the knowledge of Softkat, of the other parties thereto, all such Material Contracts are in full force and effect and there has not occurred any material default under or breach of any of the Material Contracts, whether by Softkat or Sonoma or, to the knowledge of Softkat, by the other parties thereto and, to the knowledge of Softkat, no events or circumstances have occurred that, with the passage of time or the giving of notice, or both, would constitute a material breach or default of any such Material Contract (whether by Softkat or Sonoma or any of the other parties thereto) under any of the Material Contracts, or would materially impair Softkat's or Sonoma's rights or alter the rights or obligations of any third party under, or give to any of the other parties any rights of termination, amendment, acceleration or cancellation of any Material Contract, or result in the creation of a lien or encumbrance on any of the assets of Softkat or Sonoma.

SECTION 5. Representations and Warranties of ESYNCH. As of the date hereof and as of the Closing Date, ESYNCH represents and warrants, except as set forth on the ESYNCH Disclosure Schedule, to Softkat as follows:

(a) ESYNCH is a corporation duly organized and existing in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own and conduct its business as now conducted. Acquisition Sub is a corporation duly organized and existing in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own and conduct its business as now conducted. ESYNCH and each subsidiary of ESYNCH ("Subsidiary") is qualified to do business as a foreign corporation in each jurisdiction where the nature of its business or properties requires.

(b) ESYNCH has authorized capital of 20,000,000 Common Shares, par value $.001 per share (in this Agreement called "ESYNCH new Common Shares"), and 1,000,000 shares of Preferred Stock, par value $.001 per share, of which a total of approximately 6,514,829 ESYNCH New Common Shares are issued and outstanding. Approximately 1,841,670 ESYNCH New Common Shares are reserved for issuance under outstanding options or warrants. The foregoing exclude the ESYNCH New Common Shares, ESYNCH Contingent Common Shares, and ESYNCH Series I Preferred Shares issuable pursuant to this Agreement or upon subsequent conversion thereof, and shares issuable in private placements or other financings as contemplated by the terms of the ESYNCH Series I Preferred Stock. At the Closing Date, ESYNCH shall have full power and authority to issue the ESYNCH Shares, in the manner provided herein, free and clear of any liens, claims, charges, options and encumbrances, other than restrictions that arise under federal or state securities laws, and all of the ESYNCH Shares when issued in accordance with the terms of this Agreement shall be validly issued, fully-paid and non-assessable, and in reliance on the list of states and the representations and warranties made by Softkat as to the holders of its securities, and the further representations as shall be required to be made pursuant to Section 3(c), will be issued in compliance with exemptions from registration or qualification requirements of applicable federal and state securities laws.

(c) ESYNCH has obtained all necessary corporate authorizations and material approvals required for the execution, delivery and consummation of the transactions provided for in this Agreement except for any federal and state securities law filings or permits as may be required hereafter. This Agreement constitutes a valid and binding obligation of ESYNCH, enforceable against ESYNCH in accordance with its terms except as such enforcement may be limited by bankruptcy laws or other laws affecting creditors' rights generally.

(d) The execution and delivery of this Agreement by ESYNCH, and the consummation of the transactions and obligations contemplated hereby does not conflict with or result in a material breach of the terms, covenants or provisions of, or constitute a material default (or an event that would upon notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance of any kind on any of the assets of ESYNCH or any Subsidiary pursuant to (i) its Certificate of Incorporation, as amended, or bylaws, as amended, (ii) any material agreement, document or instrument to which ESYNCH is a party or by which ESYNCH or any Subsidiary is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to ESYNCH or any Subsidiary.

(e) No fact or condition is known to ESYNCH that materially adversely affects, or that may materially adversely affect any of the assets, business, financial condition or prospects of ESYNCH which is not reflected in the filings (the "Filings") by ESYNCH with the Securities and Exchange Commission ("SEC"), all of which have been delivered by ESYNCH to Softkat or are available through the Electronic Data Gathering and Retrieval System at the SEC's public website. ESYNCH has not taken any action, or omitted to take any action, or executed any agreement, instrument or other document, that would create any liability for ESYNCH, which is not reflected in the Filings. Since January 1, 1998, ESYNCH has made all Filings required of it by the SEC or applicable federal or state securities laws in a timely manner and in compliance with such requirements. The unaudited financial statements of ESYNCH, consolidated with Intermark, as set forth in the Form 8-K/A filed by ESYNCH on October 19, 1998 with the SEC fairly present the consolidated financial position of ESYNCH for the period ended, and at, June 30, 1998, subject to normal audit adjustments and the absence of footnotes.
No fact or condition is known to ESYNCH and not disclosed in the Filings that materially adversely affects, or that reasonably is expected to materially adversely affect, ESYNCH's or its subsidiaries' business or financial condition taken as a whole.

(f) Neither ESYNCH nor any Subsidiary (i) is involved in any pending or, to its knowledge, threatened investigation, litigation or legal proceeding that may have a material adverse effect upon the business or prospects of ESYNCH, or (ii) is subject to any order, judgment, or decree that may have such effect.

(g) Except as set forth in the ESYNCH Disclosure Schedule, to the best knowledge of ESYNCH, ESYNCH has not infringed, and is not now infringing, any patent, trade name, trademark, service mark, copyright, trade secret, technology, know-how or process belonging to any other person, firm or corporation, which infringement would have an material adverse effect on ESYNCH. ESYNCH has not received any written notice or other written indication of any such claim of infringement. Except as set forth in the ESYNCH DISCLOSURE SCHEDULE, ESYNCH owns, or holds adequate licenses or other rights to use, all Intellectual Property used in or necessary for the operation of ESYNCH's business as now conducted.

(h) ESYNCH has not utilized the services of, and that it does not and will not have any liability to, any broker or finder in connection with this Agreement or the transactions contemplated hereby.

(i) ESYNCH and Acquisition Sub each is acquiring any securities it may be deemed to receive in connection with the Merger for investment, and not with a view toward resale or distribution thereof, and ESYNCH acknowledges that such securities are neither registered under the Act, nor qualified under any state securities laws, and will bear restrictive legends required under such laws. ESYNCH further acknowledges having had an opportunity to request and receive additional information from Softkat regarding the merits and risks to ESYNCH and Acquisition Sub of the Merger, and being experienced and sophisticated in financial and business matters sufficient to protect its interests in this transaction and to evaluate the merits and risks of the Merger.

SECTION 6.   Closing; Conditions.

(a) Closing. Unless the parties shall mutually fix another date, time or place, the closing of the Merger ("Closing") shall take place at 2:00 P.M. Pacific Time on or before November 17, 1998, at the offices of Stradling Yocca Carlson & Rauth in Newport Beach, California. The date on which Closing occurs is referred to herein as the "Closing Date." Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously as of the Closing Date, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

(b) Conditions to Obligations of ESYNCH. The obligations of ESYNCH to cause Acquisition Sub to consummate the Merger are subject to the satisfaction of, or ESYNCH's written waiver of, each of the following conditions by or before the Termination Date:

              (i)         Accuracy of Representations and
Warranties.  Softkat's representations and warranties contained in
Section 4 of this Agreement shall have been true and correct as of the dates when made and again as of the Closing Date, except to the extent that the event or development rendering such representation or warranty untrue, individually or in the aggregate with all other events or developments rendering that or any other representation or warranty of Softkat untrue, shall not have resulted in or constitute, and could not reasonably be expected to result in or constitute, a material adverse effect on Softkat or ESYNCH or on the ability of Softkat, Acquisition Sub, or ESYNCH to consummate the Merger.

              (ii) Compliance with Covenants. Softkat shall have performed, satisfied and complied with, in all material respects, each of its agreements and covenants contained in this Agreement, unless the failure to perform, satisfy or comply, taken together with all other such failures, does not constitute a material failure by Softkat to perform its obligations hereunder.

              (iii) Receipt of Officers' Certificate. ESYNCH shall have received from Softkat a certificate, executed by respectively, the President and Secretary of Softkat and dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Section 6(d) (with regard to Softkat only) and Section 6(b), including a certification that each representation or warranty contained in Section 4 is true and correct as of the Closing Date (or, if such certification cannot be made, specifying the exceptions thereto), excepting only representations and warranties which speak expressly as of an earlier specified date.

              (iv) Documents and Instruments in Satisfactory Form. All corporate and other proceedings in connection with this Agreement and with the Merger and all documents and instruments incidental to the Merger shall be reasonably satisfactory in substance and form to ESYNCH and its counsel, and ESYNCH and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

              (v) Board and Shareholder Approvals. The Board of Directors of Softkat shall have unanimously approved this Agreement and the Merger, and determined that each of them are aware of all personnel interests of the directors in this transaction, if any, and that the Merger and the transactions contemplated in this Agreement are fair from a financial point of view to Softkat and the shareholders of Softkat and is in Softkat's and such shareholders' best interests, and shall not have rescinded or qualified such approval. At least seventy-five percent of the shareholders of Softkat shall have approved the Merger and this Agreement.

              (vi) Dissenting Softkat Shares. There shall be fewer than nine and nine-tenths percent (9.9%) of the Softkat Common Shares constituting dissenting shares as defined in Article 13 of the CGCL. All of the Softkat Warrants shall have been exchanged for Softkat Common Shares. All of the Softkat Subordinated Notes shall have, concurrently with the Merger, been exchanged for ESYNCH Series I Preferred Shares and the right to receive cash Funds as described in Section 2(d).

              (vii) Softkat's Auditors. The auditors of the Softkat financial statements shall have consented to the use of their accountants' report in connection with such financial statements in ESYNCH's filings with the SEC under the Securities
Exchange Act of 1934.

              (viii) Shareholder Information. The lists and information provided by Softkat or Softkat's legal counsel to ESYNCH or ESYNCH's legal counsel concerning the residencies, accreditedness, status as institutional investor, and sophistication of the holders of Softkat securities, as the case may be, shall have been correct in all material respects as with respect to availability of exemptions from registration or qualification under federal and state securities laws, including exemptions under Rule 506 of Regulation D and corresponding state laws and regulations, or with respect to any relevant exemption for offers and sales of securities to institutional investors in connection with the Merger and each of the related transactions contemplated in Section 2.

(c) Conditions to Obligations of Softkat. The obligations of Softkat to consummate the Merger are subject to the satisfaction of, or Softkat's written waiver of, each of the following conditions by or before the Termination Date:

              (i)         Accuracy of Representations and
Warranties. ESYNCH's representations and warranties contained in this Agreement shall have been true and correct as of the dates when made and again as of the Closing Date, except to the extent that the event or development rendering such representation or warranty untrue, individually or in the aggregate with all other events or developments rendering that or any other representation or warranty of ESYNCH untrue, shall not have resulted in or constitute, and could not reasonably be expected to result in or constitute, a material adverse effect on ESYNCH or on the ability of ESYNCH, Softkat or Acquisition Sub to consummate the Merger.

              (ii) Compliance with Covenants. ESYNCH shall have performed, satisfied and complied with, in all material respects, each of its agreements and covenants contained in this Agreement, unless the failure to perform, satisfy or comply, taken together with all other such failures, does not constitute a material failure by ESYNCH to perform its obligations hereunder.

              (iii) Receipt of Officers' Certificate. Softkat shall have received from ESYNCH a certificate, executed by respectively, the President and Chief Financial Officer of ESYNCH and dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Section 6(d) (with regard to ESYNCH and Acquisition Sub only) and Section 6(c), including a certification that each representation or warranty contained in Section 5 is true and correct as of the Closing Date (or, if such certification cannot be made, specifying the exceptions thereto), excepting only representations and warranties which speak expressly as of an earlier specified date.

              (iv) Documents and Instruments in Satisfactory Form. All corporate and other proceedings in connection with this Agreement and with the Merger, and in connection with effecting the Reclassification, and all documents and instruments incidental to the Merger or the Reclassification shall be reasonably satisfactory in substance and form to Softkat and its counsel, and Softkat and its counsel shall have received all such counterpart originals or certified or file-stamped or other copies and proofs of filing of such documents as they may reasonably request.

              (v)         Transfer of Shares.  Ari Freeman, Ivan
Katz and Modie Katz shall have transferred in the aggregate
1,260,000 Softkat Common Shares to the holders of Softkat
Subordinated Notes, allocated pro rata according the original principal amount thereof, in consideration of the waiver and release executed by such holder as described in Section 9(e).

              (vi) Board and Shareholder Approvals. The Board of Directors of Acquisition Sub shall have unanimously approved this Agreement and the Merger, and determined that the Merger and the transactions contemplated in this Agreement is entirely fair to ESYNCH, as the sole shareholder of Acquisition Sub and provides the best available financial value to the shareholder of Acquisition Sub and is in Acquisition Sub's and such shareholder's best interests, and shall not have rescinded or qualified such approval. The sole shareholder of Acquisition Sub shall have approved the Merger and this Agreement. The stockholders of ESYNCH shall have approved the Reclassification, and the Reclassification shall have been effected in accordance with the Delaware General Corporation Law and shall have resulted in the conversion of all of the ESYNCH Series H Preferred Shares and elimination thereof and all of their voting rights in respect of the Merger and this Agreement and all of the transactions contemplated hereby. The Board of Directors of ESYNCH shall have unanimously approved this Agreement, the Merger and the issuances of all ESYNCH securities contemplated by this Agreement.

              (vii) ESYNCH shall continue its current private placement of stock for a reasonable time on the terms contemplated in the Private Placement Memorandum attached hereto as Exhibit G. From a reasonable time following the date this Agreement is executed, ESYNCH shall have used offering materials in connection with its private placement that have referred to the uses of proceeds contemplated by the redemption provisions of the ESYNCH Series I Preferred Shares.

(d)          Conditions to Obligations of Each Party.

              (i) There shall be no claim, action, suit, investigation or other proceeding pending or overtly threatened before any court or other governmental or regulatory entity that presents a substantial risk of restraint or prohibition of the Merger; and no such restraint or prohibition shall be effective as of the Closing or the Closing Date, whether or not the action in which the same was entered shall remain pending.

              (ii) Softkat shall have obtained, and provided to ESYNCH copies of, all necessary consents and agreements from all officers and directors of Softkat to the cancellation and extinguishment of all options, warrants rights and similar securities which are held by such officers and directors of Softkat.

SECTION 7. Termination. This Agreement may be terminated, and the Merger abandoned, prior to the Closing solely by the following means and with the following effects:

(a) By Mutual Agreement. ESYNCH and Softkat may terminate this Agreement by mutual written consent at any time.

(b)          By Softkat.  Softkat may unilaterally terminate this
Agreement: (i) If ESYNCH has breached any of its representations or warranties or covenants contained in this Agreement and such breach is of a nature that would, in the reasonable determination of Softkat, cause the failure of the condition to Softkat's obligations set forth in Section 6(c), and ESYNCH has failed to cure such breach within ten (10) business days following written notice to ESYNCH from Softkat identifying and describing such breach in reasonable detail; or (ii) Upon written notice to ESYNCH at any time after November 6, 1998 (the "Termination Date"), if the Closing and the Closing Date shall not have occurred on or prior to such date, unless such failure results from Softkat breaching any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect.

(c)          By ESYNCH.  ESYNCH may unilaterally terminate this
Agreement: (i) If Softkat has breached any of its representations or warranties or covenants contained in this Agreement and such breach is of a nature that would, in the reasonable determination of ESYNCH, cause the failure of the condition to ESYNCH's obligations set forth in Section 6(b), and Softkat has failed to cure such breach within ten (10) business days following written notice to Softkat from ESYNCH identifying and describing such breach in reasonable detail; or (ii) Upon written notice to Softkat after the Termination Date, if the Closing shall not have occurred on or prior to such date, unless the failure results from ESYNCH breaching any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect.


(d) Effect of Termination; Remedies. In the event of the termination of this Agreement pursuant to this Section 7, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders, and all documents, instruments and consideration delivered hereunder shall be returned to the delivering party within two days of such termination. Specifically, and without limiting the generality of the foregoing, Softkat and ESYNCH agree that termination of this Agreement shall be their sole and exclusive remedy for any nonwillful breach by the other party of its representations, warranties and covenants under this Agreement. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

SECTION 8.   Remedies for Breaches of this Agreement.

             All of the representations and warranties of ESYNCH, Acquisition Sub and Softkat contained in Sections 4 or 5 shall survive and continue in full force and effect until and shall expire at the Effective Time. It is contemplated by the parties, and constitutes a material inducement for ESYNCH to enter into this Agreement, that the ESYNCH Contingent Common Shares and the adjustments to the ESYNCH Series I Preferred Shares' conversion price shall be in lieu of any claim against ESYNCH or Acquisition Sub.

SECTION 9.   Certain Covenants Prior to Closing.

(a) Access. Each party shall make available to the other all information regarding the party that the other party reasonably may request and shall authorize all reasonable visits to the party's premises with such staff, consultants and experts as the other party may reasonably request. Softkat shall promptly provide ESYNCH's legal counsel with originals or full and complete copies of Softkat's and Sonoma's minute books and of Softkat's and Sonoma's stock ledgers, note ledgers, warrant ledgers, option ledgers and, in each case, books and records related thereto. Softkat agrees to coordinate closely all activities concerning it creditor and security holder relations and renegotiations with ESYNCH's and
Acquisition Sub's CEO.   Each party shall conduct any such inquiries
with appropriate discretion and sensitivity to the other party's relationships with its employees, clients and suppliers. The parties acknowledge that certain of the information made available to one another pursuant to this Section 9 and otherwise in connection with the Merger is confidential, proprietary or otherwise nonpublic ("Confidential Information"), and each party agrees, for itself and for each of representatives, that it shall maintain in confidence and not disclose or use, except as contemplated in this Agreement or to enforce or interpret this Agreement or as required by law or judicial order, any Confidential Information, and in addition agree to keep such material confidential to the same extent as it maintains the confidentiality of its own sensitive and confidential information. The confidentiality provisions in this Section shall survive any termination of this Agreement and the consummation of the Merger, except that if the Merger is consummated, the obligations of and restrictions on ESYNCH and Acquisition Sub hereunder shall thereupon terminate. Each party shall be responsible on the same basis for any disclosure of Confidential Information by any of its representatives. Softkat shall use its best efforts to cause its auditors to provide all audit work papers and attorney audit letters, and audit reports and letters to management, to ESYNCH's accountants.

(b) Conduct in Ordinary Course. ESYNCH, Softkat and Sonoma, respectively, shall (a) conduct its business in the usual, regular and ordinary course of business consistent with past practice (except as required by applicable law or by this Agreement), (b) use all reasonable efforts to maintain and preserve intact its business organization, employees and advantageous contractual and business relationships and retain the services of its officers and key employees (including by causing its current insurance policies not to be cancelled or terminated or any of the coverage thereunder to lapse prior to or upon the Closing, unless simultaneously with such event replacement policies providing substantially similar coverage for substantially similar (or lesser) premiums are in full force and effect), (c) conduct relations with its employees, excluding hiring and terminating practices, only in the ordinary course of business and consistent with past practice, and (d) take no action which could reasonably be expected to materially adversely affect or delay the ability of any party to this Agreement or any of their respective subsidiaries to obtain any necessary approvals of any governmental or regulatory entity or other third persons required for the Merger or for the transactions contemplated in connection therewith, or to perform its covenants and agreements under this Agreement.

(c) Operating Restrictions. Without the other party's prior written consent (which consent shall not be unreasonably withheld or delayed), and without limiting the generality of the provisions of this Agreement, ESYNCH, Softkat and Sonoma, respectively, shall not, except as contemplated by this Agreement:

              (i) Amend or otherwise change its Articles of Incorporation or bylaws;

              (ii) Issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class (in the case of ESYNCH, other than ESYNCH's private offering or the exercise of ESYNCH's warrants or conversions of ESYNCH's convertible securities in accordance with their terms), any convertible securities or any other rights of any kind to acquire any shares of capital stock or convertible securities, or any other ownership interest (including, without limitation, any phantom interest) in such party or any subsidiary;

              (iii) Declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, or split, combine or reclassify (in the case of ESYNCH, other than the Reclassification) any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its shares of stock or propose to do any of the foregoing (in the case of Softkat, except exchanges of Softkat Warrants and Softkat Subordinated Notes on terms contemplated in this Agreement);

              (iv) Take, or agree in writing or otherwise to take, any of the actions described in this Section 9(c) expressly made applicable to such party, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants in this Agreement.

Prior to the Closing, without the written consent of ESYNCH, neither Softkat or Sonoma shall do, or agree to do, any of the following:

              (v) (a) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (b) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice or in connection with purchases of equipment or capital improvements made in the ordinary course of business and consistent with past practices, make any loans or advances, (c) enter into any new or amend or terminate any existing material contract; (d) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $25,000; or (e) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 9(c)(v);

              (vi) Increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the party (except as expressly contemplated in this Agreement), or establish, adopt, enter into or amend any collective bargaining, any employee benefit plan or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law, and promptly disclosed in writing to ESYNCH;

              (vii)       Take any action to change accounting
policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

              (viii)      Make any material tax election
inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in its financial statements;

              (ix) Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practices of current liabilities that have become mandatorily due and payable and are reflected or reserved against in its financial statements; or

              (x) Sell, pledge, dispose of, grant any security interest in or encumber any assets of Softkat or Sonoma (except for (i) sales of assets or inventory in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, (iii) sales of immaterial assets not in excess of $10,000 individually or $25,000 in the aggregate, (iv) exchanges of Softkat Warrants and Softkat Subordinated Notes on terms contemplated in this Agreement, and (v) as otherwise expressly permitted in this Agreement);

(d) Prior to the Closing Date, proceeds of each sale of securities, or exercise of warrants or options to purchase securities, of Softkat shall be used only as described in Section 2(d). Softkat will use its reasonable efforts to negotiate settlement agreements with all of its creditors whose claims are disputed evidenced by agreements and documents satisfactory to Acquisition Sub.

(e) On or prior to the Closing Date, Softkat shall present to Acquisition Sub written evidence that Softkat has taken all necessary action in order to effect the following, under agreements with third parties on terms acceptable to Softkat and Acquisition
Sub: (a) the exercise and cancellation of the Softkat Warrants and the exchange of the Softkat Subordinated Notes as described in this Agreement, (b) the obtaining of agreements from the holders of Softkat Subordinated Notes and the Softkat Warrants that they shall unconditionally waive and release any and all claims, suits, damages, against Softkat (and ESYNCH to the extent that it may be deemed to assume such liability) or any of their respective directors, officers, employees, agents, placement agents, investment bankers, insurers, attorneys, accountants, or other representatives, in connection with or directly or indirectly related to the performance of Softkat, the value of any equity interest therein, or the Merger and other transactions contemplated by this Agreement, including the Exhibits hereto, and (c) the releasing by the holders of Softkat Warrants and Softkat Subordinate Notes and the management of Softkat of any claim for indemnification by Softkat or ESYNCH or any affiliate thereof by reason of the fact that he or it or any affiliate shall be at any time after the Effective Time a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand whatsoever except as may be specifically granted by ESYNCH after the Effective Time.

(f) Each respective parties' Board of Directors will, subject to their fiduciary duties, recommend that this Agreement and the transactions contemplated hereby to its stockholders, and, subject to the requirements of applicable law, Softkat will seek consent from holders of Softkat Common Shares in writing or at a special meeting, pursuant to materials to be delivered to Softkat's shareholders that reasonably describes the material terms and provisions of the Merger and this Agreement, including all Exhibits hereto, and any other transactions contemplated by this Agreement or such Exhibits (the "Softkat Proxy Statement"). ESYNCH will provide, and be responsible for, all required information about ESYNCH and its affiliates for inclusion in the Softkat Proxy Statement.
Softkat will be responsible for all other information therein. The parties and their respective representatives or counsel will consult each other concerning the form and content thereof. Softkat will use its best efforts to obtain the necessary approvals by its shareholders, warrant holders and note holders of this Agreement and the transactions contemplated hereby and will otherwise comply with all legal requirements applicable to the Merger. Softkat will provide Acquisition Sub with a copy of the Softkat Proxy Statement and all modifications thereto a reasonable time prior to delivery and will consult with Acquisition Sub in connection therewith. Softkat will notify Acquisition Sub promptly of the receipt of any material comments or requests from the shareholders for amendments or supplements to the Softkat Proxy Statement or for additional information and will supply Acquisition Sub with copies of all correspondence between Softkat or any of its representatives, on the one hand, and the shareholders their representatives, on the other hand, with respect to the Softkat Proxy Statement or the Merger. If at any time prior to Softkat's shareholder meeting or the effectiveness of a written consent of Softkat's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Softkat Proxy Statement, Softkat will promptly prepare and mail to its shareholders such an amendment or supplement. Attached hereto as Exhibit H are true and correct copies of all of the correspondence between Softkat, or its affiliates or representatives, on the one hand, and the holders of Softkat Shares, Softkat Subordinated Notes, Softkat Warrants, or other options or securities, on the other hand, for the purposes contemplated in this Agreement or indicating agreement or rejection of the proposals made by or for Softkat.

(g) Until this Agreement is terminated, neither Softkat nor Sonoma nor its respective agents or representatives shall, without the prior consent of Acquisition Sub, sell, agree to sell, enter into negotiations to sell , or discuss the sale of the assets of Softkat or Sonoma or the stock of Softkat or Sonoma, to or with any party except as disclosed to Acquisition Sub in advance and agreed upon by both parties and except as contemplated in this Agreement or as permitted under Section 9(c). Unless and until this Agreement is terminated in accordance with its terms and except as contemplated by this Agreement, neither Softkat nor Sonoma nor any of its respective officers, directors, employees, agents or other representatives shall (i) solicit, initiate, or encourage, or enter into discussions or any letter of intent or agreement with respect to, any inquiries, proposals or offers that contemplate, propose or relate to any Acquisition Proposal (as hereinbelow defined), (ii) undertake or consummate, any sale or other disposition of, or grant of any rights or options with respect to, or any pledge, hypothecation or encumbrance of, any of the outstanding shares of capital stock of Softkat or any authorized but unissued shares of capital stock or convertible securities of Softkat or Sonoma (other than those contemplated by this Agreement); or (iii) provide information regarding Softkat or Sonoma or its businesses or assets, capitalization, financial condition or operating results to any person (other than as provided in this Agreement, or to a government agency having jurisdiction over Softkat or Sonoma, or to its respective creditors in the course of such relationship, or as otherwise contemplated in this Agreement, or to Softkat's shareholders, note holders or warrant holders for purposes related to this Agreement). Softkat shall immediately notify Acquisition Sub after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to Softkat or Sonoma in connection with a possible Acquisition Proposal or for access to the properties, books or records of Softkat or Sonoma by any person or entity that informs the Board of Directors of Softkat or Sonoma that it is considering making, or has made, an Acquisition Proposal. "ACQUISITION PROPOSAL" shall mean any inquiry, proposal, term sheet, discussion draft, letter of intent or other communication or agreement that contemplates, proposes or relates to (i) any possible sale or disposition by Softkat or Sonoma of, or any mortgage, lien or encumbrance on, any of its assets (other than sales of assets that are made in the ordinary course of business consistent with past practices); (ii) any sales by Softkat or Sonoma or its management or principal shareholders or issuance of shares of capital stock or convertible securities of Softkat or Sonoma (except as contemplated by this Agreement); (iii) any redemption or repurchase, or any recapitalization, of any of the outstanding Softkat Common Shares, Softkat Warrants or Softkat Subordinated Notes, or of any other shares or other securities or debts of Softkat or Sonoma (other than those contemplated by this Agreement),
(iv) any offer to purchase more than five percent (5%) of the outstanding shares of capital stock of Softkat, (v) any financing or refinancing, including any sale-leaseback of the assets of Softkat or Sonoma that involves the granting of any security interest or lien on, or the transfer of ownership of any of the assets of Softkat or Sonoma (other than in the ordinary course of business), or (vi) any merger or reorganization of Softkat or Sonoma with or any other business combination between Softkat or Sonoma and any other entity.

(h) If any "fair price," "control share acquisition" or "moratorium" statute or other anti-takeover or similar statute or regulation or any state "blue sky" statute shall become applicable to the transactions contemplated hereby, each constituent corporation and the members of the Board of Directors of the constituent corporation shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

(i) Each of the parties shall give prompt notice to the other party, of: (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any governmental or regulatory entity in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting it or any of its subsidiaries which, if pending on the date of this Agreement would have been required to have been disclosed in a Disclosure Schedule or which relate to the consummation of the transactions contemplated by this Agreement.

SECTION 10.  Miscellaneous Provisions.

(a) Expenses. If the Closing fails to occur, each of the parties shall be solely responsible for all of their respective costs and expenses incurred in connection with the transactions contemplated herein, including, without limitation, legal fees, costs and expenses. If the Closing occurs, Acquisition Sub shall bear the costs and expenses (including reasonable legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby by itself.

(b) Binding Effect. This Agreement shall be binding upon the successors and assigns of the respective parties hereto.

(c) Specific Performance. Each of the parties executing this Agreement ("Parties") acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

(d) Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The execution of this Agreement by fewer than all of the persons identified on the signature pages hereto as securityholders of Softkat shall not detract from the enforceability or binding effect of this Agreement as to all signatories, and each Softkat Holder is individually intending to be bound hereby. Signatures on faxed agreements, instruments and documents shall be considered originals, and shall be followed by originals by certified mail or messenger if requested.

(e) Headings. The subject headings of the sections and subsections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

(f) Waivers. Any party to this Agreement may waive any right, breach or default which it has the right to waive; provided, that such waiver will not be effective against the waiving party unless it is in writing and specifically refers to this Agreement. No waiver will be deemed to be a waiver of any other matter, whenever occurring and whether identical, similar or dissimilar to the matter waived.

(g) Entire Agreement. This Agreement, including the Exhibits, disclosure schedules and other documents referred to herein which form a part hereof, embodies the entire agreement and understanding of the parties hereto, and supersedes all prior or contemporaneous agreements or understandings (whether written or oral) among the parties, in respect to the subject matter contained herein. Without limiting the generality of the foregoing, this Agreement shall supersede the letter dated October 13, 1998 from Acquisition Sub addressed to ESYNCH which comprised the letter of intent between the parties.

(h) Arbitration. All disputes between the parties hereto shall be determined solely and exclusively by binding arbitration under, and in accordance with the rules then in effect of, the Judicial Arbitration and Mediation Service, or any successors hereto ("JAMS"), in Orange County, California, unless the parties otherwise agree in writing. The parties shall jointly select a single arbitrator. In the event the parties fail to agree upon an arbitrator within ten (10) days, then each party shall select an arbitrator and such arbitrators shall then select a third arbitrator to serve as the sole arbitrator, provided that if either party, in such event, fails to select an arbitrator within seven (7) days, such arbitrator shall be selected by the JAMS upon application of either party. Judgment upon the award of the agreed upon arbitrator or the so chosen third arbitrator, as the case may be, shall be binding and shall be entered into by a court of competent jurisdiction.

(i) Attorneys' Fees. In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in determining such party's rights, in preparing to enforce, or in enforcing such party's rights under this Agreement, whether or not it was necessary for such party to institute suit and, if instituted, whether with regard to trial or appeals and shall separately entitle the prevailing party to the costs for collection of judgments.

(j) Severability. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

(k) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to the following address, or any address designated in writing by such party by way of notice to the other parties:

If to ESYNCH or Acquisition Sub:

                          ESYNCH Corporation
                          4600 Campus Drive
                          Newport Beach, CA  92660
                          Attention:  Thomas Hemingway

                          And a copy to:

                          Nicholas J. Yocca
                          Stradling, Yocca, Carlson & Rauth P.C.
                          660 Newport Center Drive, Suite 1600
                          Newport Beach, CA  92660

If to Softkat:             Softkat, Inc.
                          1129 Industrial Avenue
                          Petaluma, CA  94952
                          Attention:  Ivan Katz, President

                          And a copy to:
                          Gretchen Anne Trofa, Esq.
                          Barack Ferrazzano Kirschbaum Perlman &
Nagelberg
                          333 West Wacker Drive
                          Suite 2700
                          Chicago, Illinois  60606

(l) Governing Law. This Agreement shall be governed by, and construed in accordance with, the CGCL, as applicable, and otherwise the laws of the State of California without regard to any conflict of law principles thereof.

(m) Further Assurances. Each party agrees to cooperate with the other party to effect the transactions contemplated hereunder. Without limiting the generality of the foregoing, each of the parties shall execute, deliver and perform such agreements, documents and instruments as the other party may request in order to fully perform and carry out the terms and provisions of this Agreement. Each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from governmental or regulatory entities and the making of all other necessary registrations and filings, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the preparation of the Softkat Proxy Statement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(n)          No Third Party Beneficiaries.   Nothing expressed or
implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties executing this Agreement and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement. Provided, however, Section 2(b)(iii) is for the intended benefit of the Recipients, as defined in that Section.

             WHEREAS, the parties hereto have entered into the foregoing Agreement and Plan of Merger as of the date first above written.

    ESYNCH CORPORATION                  IN-US SOFTKAT ACQUISITION
    a Delaware corporation              CORPORATION, a Delaware corporation



   By:/S/THOMAS HEMINGWAY                  By:/S/ THOMAS HEMINGWAY
      -------------------                    -----------------------
      Thomas Hemingway, Chief Executive     Thomas Hemingway, Chief Executive
      Officer and President                 Officer


   By:/S/ T.  RICHARD HUTT              By:/S/ T. RICHARD HUTT
      --------------------                -----------------------
      T. Richard Hutt, Secretary          T. Richard Hutt, Secretary


   By:/S/ JAMES BUDD                    By:/S/ JAMES BUDD
     ---------------------                --------------------
     James Budd, Vice President           James Budd, Vice President


                                        SOFTKAT, INC.


                                        By:/S/ IVAN KATZ
                                          ---------------------
                                          Ivan Katz, President


                                        By:/S/ ARI FREEMAN
                                          ---------------------
                                           Ari Freeman, Secretary

   SOFTKAT HOLDERS:

   /S/ IVAN KATZ
   ----------------------------
       Ivan Katz


   /S/ MODIE KATZ
  -----------------------------
       Modie Katz


  /S/ ARI FREEMAN
 ------------------------------
      Ari Freeman